UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 21, 2024

TKO Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41797	92-3569035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Fifth Avenue, 7th Floor
New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(646) 558-8333

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	TKO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 21, 2024 (the “Closing Date”), UFC Holdings, LLC (“UFC Holdings”), an indirect subsidiary of TKO Group Holdings, Inc. (the “Company”), entered into the Fifth Refinancing Amendment (the “Credit Agreement Amendment”) to the First Lien Credit Agreement, dated as of August 18, 2016, among Zuffa Guarantor, LLC, UFC Holdings, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto (as previously amended and/or restated, the “Existing Credit Agreement” and, as further amended by the Credit Agreement Amendment, the “Credit Agreement”). All defined terms used in this Current Report on Form 8-K that are not otherwise defined herein have the meanings ascribed to such terms in the Credit Agreement.

The Credit Agreement Amendment amended the Existing Credit Agreement to, among other things, (i) refinance and replace the outstanding first lien secured term loans (the “Existing Term Loans”) with a new class of first lien secured term loans in an aggregate principal amount of $2,750.0 million (the “New Term Loans”), which now mature on November 21, 2031, (ii) refinance the existing secured revolving credit facility (the “Existing Revolving Credit Facility”) in an aggregate principal amount of $205.0 million, which now matures on November 21, 2029 (the “New Revolving Credit Facility”), and (iii) make certain other changes to the Existing Credit Agreement including as summarized below.

The New Term Loans will bear interest at a variable interest rate equal to either, at the option of UFC Holdings, Term SOFR or the ABR plus, in each case, an applicable margin. SOFR term loans accrue interest at a rate equal to Term SOFR plus 2.25%, with a SOFR floor of 0.00%. ABR term loans accrue interest at a rate equal to (i) the highest of (a) the Federal Funds Effective Rate plus 0.5%, (b) the prime rate, (c) Term SOFR for a one-month interest period plus 1.00% and (d) 1.00%, plus (ii) 1.25%. The New Term Loans include 1% principal amortization payable in equal quarterly installments.

The loans made pursuant to the New Revolving Credit Facility will bear interest at a variable interest rate equal to either, at the option of UFC Holdings, Term SOFR or the ABR plus, in each case, an applicable margin. SOFR revolving loans accrue interest at a rate equal to Term SOFR plus 2.00%-2.25%, depending on the First Lien Leverage Ratio (as defined in the Credit Agreement), with a SOFR floor of 0.00%. ABR revolving loans accrue interest at a rate equal to (i) the highest of (a) the Federal Funds Effective Rate plus 0.5%, (b) the prime rate, (c) Term SOFR for a one-month interest period plus 1.00% and (d) 1.00%, plus (ii) 1.00%-1.25%, depending on the First Lien Leverage Ratio.

Pursuant to the terms of the Credit Agreement Amendment, following the Closing Date, the testing condition related to the New Revolving Credit Facility financial covenant is the greater of (i) $85.0 million and (ii) 40% of the borrowing capacity of the New Revolving Credit Facility (excluding any letters of credit, whether drawn or undrawn).

On the Closing Date, UFC Holdings borrowed $2,750.0 million of New Term Loans under the Credit Agreement to (i) repay the entire amount outstanding under the Existing Term Loans and (ii) pay fees and expenses incurred in connection with entering into the Credit Agreement Amendment.

Certain of the parties to the Credit Agreement and/or their respective affiliates have engaged in, and may in the future engage in, investment banking, advisory roles and other commercial dealings in the ordinary course of business with the Company and/or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing summary of the Credit Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*	Fifth Refinancing Amendment, dated as of November 21, 2024, among Zuffa Guarantor, LLC, UFC Holdings, LLC, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*  Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TKO GROUP HOLDINGS, INC.

By:	/s/ Andrew Schleimer
Name:	Andrew Schleimer
Title:	Chief Financial Officer

Date: November 21, 2024